Exhibit 21.0

List of Subsidiaries

Registrant: Colonial Bankshares, Inc.

		Jurisdiction or
Subsidiaries	Percentage Ownership	State of Incorporation

Colonial Bank, FSB	100%	United States

Colonial Bank, FSB

		Jurisdiction or
Subsidiaries	Percentage Ownership	State of Incorporation

CB Delaware Investments, Inc.	100%	Delaware